Exhibit 99.2

For more information:

Ross Ely, HyperSpace Communications, Inc.

Phone (208) 893-1560

Email investor@ehyperspace.com

HYPERSPACE COMMUNICATIONS, INC. ANNOUNCES RESTRUCTURING ACTIONS

Denver, CO, July 5, 2006— HyperSpace Communications, Inc. (AMEX:HCO) today announced a broad restructuring program that includes a reduction in employee headcount along with several executive changes.

The company will eliminate approximately 50 positions, an action that will better align the company’s cost structure with its revenue and margin levels. Along with the position eliminations, the company has also reduced non-headcount expenses in a number of areas.

“These reductions are part of a larger plan designed to return the company to profitability and focus it on strategic areas for growth,” said John Yeros, CEO of HyperSpace Communications, Inc

As a part of this restructuring, the company announced that its president Michael S. Adkins is leaving the organization. Mr. Adkins also served as president and CEO of MPC Computers, HyperSpace’s wholly owned subsidiary. In addition, HyperSpace announced that Executive Vice President Adam M. Lerner is leaving the organization, and that Jeffrey E. Fillmore has been appointed Chief Operating Officer of MPC Computers.

“Mike Adkins has made a tremendous contribution to this organization and has led it with passion and integrity for the last five years,” Yeros added. “He has worked tirelessly to advance the business to this point. Everyone at MPC is indebted to Mike for his contributions over the years.”

“I’m also very proud to announce the promotion of Jeff Fillmore to Chief Operating Officer,” Yeros continued. “Jeff is a ten-year veteran of the company and is widely admired for his expertise in finance, operations and supply chain management. I’m highly confident that Jeff will be an even bigger asset to MPC in his new expanded role.”

About HyperSpace Communications:

HyperSpace Communications, Inc. (AMEX: HCO), through its subsidiary MPC Computers, provides enterprise IT hardware solutions to mid-sized businesses, government agencies and education organizations. MPC offers standards-based server and storage products, along with PC products and computer peripherals, all of which are backed by an industry-leading level of service and support. Additionally, the company provides contract manufacturing and distribution services to partners in the PC industry through its DirectCM division. For more information, visit HyperSpace online at www.ehyperspace.com

Cautionary Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of HyperSpace Communications to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Other factors, which could materially affect such forward-looking statements, can be found in HyperSpace Communications' filings with the Securities and Exchange Commission, including risk factors at www.sec.gov. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and HyperSpace Communications undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.